Exhibit 99.1

News Release

Investor Contact:	Don Washington Director, Investor Relations and Corporate Communications	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704 731 1500 Fax: 704-731-1511 www.enproindustries.com

Phone:	704-731-1527

Email:	don.washington@enproindustries.com
EnPro Industries Reports Record Quarterly
Sales, Profits and Net Income for the Second Quarter of 2008
•	Sales increase 25% compared to the second quarter of 2007, reaching $316.8 million including contributions from acquisitions

•	Segment profits improve by 31% to $57.6 million as all segments report double-digit growth over the second quarter of 2007

•	Segment profit margins reach 18.2% compared to 17.3% in the second quarter of 2007

•	GAAP earnings grow to $0.99 a share, an improvement of 62% over the second quarter of 2007 when they were $0.61 a share

•	Before asbestos-related expenses and other selected items, earnings per share increase 37% to a record $1.38 a share from $1.01 a share in the second quarter of 2007
CHARLOTTE, N.C., August 5, 2008 — EnPro Industries (NYSE: NPO) today reported continued strength in its financial results as its performance during the second quarter of 2008 set new quarterly records for sales, segment profits, segment profit margins and income.
Earnings in the quarter were $0.99 a share, a 62% improvement over the second quarter of 2007, when they were $0.61 a share. Net income grew to $21.1 million in the quarter, an increase of 53% over the $13.8 million reported a year ago. Before asbestos-related expenses and other selected items, income was $1.38 a share compared to $1.01 a share in the second quarter of 2007, an improvement of 37%. Earnings on this basis were $29.4 million, an improvement of 29% over the second quarter of 2007, when they were $22.8 million. A table showing the effect of asbestos-related expenses and other selected items for the second quarter and first six months of 2008 and 2007 is included in this release. Per share amounts are expressed on a diluted basis throughout this release.
The company’s diluted earnings benefited by about $0.05 a share as a result of the Accelerated Share Repurchase (ASR) program announced in March 2008. Before asbestos-related expenses and other selected items, earnings benefited by about $0.07 a share as a result of the ASR.

Sales in the quarter grew to $316.8 million, a 25% improvement over the $254.4 million reported in the second quarter of 2007, while segment profits increased 31% to $57.6 million, or 18.2% of sales, compared to $43.9 million, or 17.3% of sales, a year ago. The increase in sales reflects strong organic growth in each of the company’s segments. Favorable markets in Sealing Products and Engineered Products and increased shipments of engines and associated equipment in Engine Products and Services were responsible for about 11 percentage points of the improvement. Foreign exchange and acquisitions each added about 7 points.
“Our operations performed very well in the second quarter,” said Steve Macadam, president and chief executive officer. “A number of factors contributed to these results, including the strength of our oil and gas, power generation and mining markets, our growing international presence and acquisitions we completed in the past year. Our earnings per share also reflect the impact of the share repurchase program we implemented earlier in the year. Our performance in the first half of 2008 puts us on very sound footing as we enter the second half of the year, which is especially important in light of seasonal decreases in activity that are typical of the second half and current concerns about the economic outlook.”
Sealing Products

($ Millions)
Quarter Ended	6/30/08	6/30/07
Sales	$136.9	$118.3
Profit	$31.2	$22.1
Margin	22.8%	18.7%
Second quarter sales in the Sealing Products segment reached $136.9 million, 16% better than the second quarter a year ago. Strong growth in a number of industrial sealing markets and contributions from acquisitions combined to provide about 11 percentage points of the growth, while favorable foreign exchange accounted for about 5 percentage points. At Garlock Sealing Technologies, increased demand from power generation, hydrocarbon production and processing, and metals and mining markets, both in the United States and the rest of the world, benefited sales. The original equipment segment of the heavy-duty truck markets served by Stemco remained soft during the quarter, but Stemco’s sales to the heavy-duty truck aftermarket improved as a result of the acquisition of V.W. Kaiser in the first quarter of 2008.
Profits in the segment grew by 41%, to $31.2 million and margins increased to 22.8% from 18.7% a year ago as the segment benefited from better performances at Garlock and Stemco and from the receipt of $2.5 million related to the settlement of a 2002 warranty claim against a supplier.
Engineered Products

($ Millions)
Quarter Ended	6/30/08	6/30/07
Sales	$144.8	$108.3
Profit	$21.9	$18.4
Margin	15.1%	17.0%
In the Engineered Products segment, second quarter sales grew to $144.8 million, a 34% improvement over the second quarter of 2007. Stronger markets for the segment’s products were responsible for 12 percentage points of the growth in sales. Acquisitions contributed 13 percentage points of the growth and favorable foreign exchange rates contributed 9 percentage points. GGB Bearing Technology reported the largest sales growth in the segment resulting from increases in European industrial demand, stronger power generation and automotive markets in Brazil and favorable foreign exchange rates. At Compressor Products International (CPI), acquisitions completed in the second half of 2007 helped to double sales over the second quarter of 2007. The business also saw strength in its European and Canadian markets. Sales at Quincy Compressor also increased as that business benefited from strong demand from its U.S. oil and gas customers and the acquisition of Air Perfection.
The segment’s operating profit improved by 19% to $21.9 million as all units in the segment reported increases compared to the second quarter of 2007. However, the segment’s margins declined to 15.1% from 17.0% as increases in material costs at all units outpaced increases in selling prices. Margins also reflect a less profitable product mix and the impact of lower margins in businesses acquired by CPI in the past 12 months.
Engine Products and Services

($ Millions)
Quarter Ended	6/30/08	6/30/07
Sales	$35.8	$28.2
Profit	$4.5	$3.4
Margin	12.6%	12.1%
Sales in the Engine Products and Services segment grew by 27% to $35.8 million as Fairbanks Morse shipped more engines and associated equipment than it did in the second quarter of 2007. Compared to last year, profits in the segment improved by 32% to $4.5 million and profit margins increased to 12.6% as the engine business benefited from increased parts sales.
Cash Flows
At June 30, 2008, the company’s cash balance stood at $77.1 million compared to $129.2 million at December 31, 2007.
Operating activity contributed net cash of $55.2 million in the first half of the year, compared to $44.1 million in the first half of 2007. Operating cash flows improved as a result of higher earnings, which more than offset increased working capital levels. Working capital increases are typical in the first half of the year as seasonal activity increases. Payments of asbestos claims and expenses, net of insurance receipts, were $1.8 million in the first half of 2008 compared to $3.2 million a year ago.
Capital expenditures were $26.1 million in the first half of 2008 compared to $19.2 million in the first six months of 2007. The company continues to invest in its operations, including the modernization of Garlock’s Palmyra, New York manufacturing facility and other projects supporting continuous improvement in the company’s operations.
The company spent $36.9 million on acquisitions in the first half of the year as it completed transactions to acquire Sinflex Sealing Technologies, V.W. Kaiser Engineering and Air Perfection. The company also spent $50.2 million in the first half of 2008 in connection with a share repurchase program which resulted in the retirement of about 1.7 million shares of common stock.
Outlook
While the company expects economic conditions to soften in some markets in the second half of the year, results should continue to benefit from EnPro’s access to a broad range of markets, its growing international presence and acquisitions completed over the past 12 months.
The company expects its cash balances for the remainder of the year to be affected by significant increases in net outflows for asbestos claims and expenses, as well as any acquisitions completed before the end of the year.

Cash balances are also likely to be affected by a final settlement payment in connection with the company’s ASR and by any other shares repurchased under the company’s $100 million share repurchase authorization. The company expects the ASR to be completed by the end of August, at which time it will owe a settlement of about $11 million, based on recent share prices. While the company has the option to make the payment by delivering common shares, it currently expects to make the settlement in cash. After a cash payment, the company will have completed $61 million of the authorization, leaving the remainder to be used for additional share repurchases over the next several months, subject to market conditions, the company’s financial results and other factors.
“Many of our U.S. and European markets face uncertain economic conditions brought on by high energy prices and other well-publicized factors,” said Macadam. “We expect these developments, combined with normal seasonal reductions in activity, to slow our rate of growth in the second half of the year in comparison to the first half. However, we expect our operating performance to continue to improve and our operating results to exceed those we reported in the second half of 2007.”
Conference Call Information
EnPro will hold a conference call today, August 5, 2008, at 9:00 a.m. Eastern Time to discuss second quarter earnings. To participate in the call, dial 1-800-628-5949 approximately 10 minutes before the call begins and provide access code number 4524467. The call will also be webcast at http://www.enproindustries.com.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007, and the Form 10-Q for the quarter ended June 30, 2008, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems and components, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2008 and 2007
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Net sales	$316.8	$254.4	$599.9	$501.7
Cost of sales	201.8	163.0	381.4	321.8

Gross profit	115.0	91.4	218.5	179.9

Operating expenses:
Selling, general and administrative expenses	72.4	55.2	137.9	110.2
Asbestos-related expenses	12.2	13.1	24.3	26.0
Other operating expense (income)	(3.9)	1.3	(2.7)	2.3

Total operating expenses	80.7	69.6	159.5	138.5

Operating income	34.3	21.8	59.0	41.4

Interest expense	(2.0)	(2.0)	(4.0)	(4.0)
Interest income	0.8	2.2	1.9	4.1
Other expense	(1.0)	—	(3.8)	—

Income before income taxes	32.1	22.0	53.1	41.5

Income tax expense	(11.0)	(8.2)	(18.8)	(15.4)

Net income	$21.1	$13.8	$34.3	$26.1

Basic earnings per share	$1.05	$0.65	$1.67	$1.23

Average common shares outstanding (millions)	20.0	21.3	20.5	21.2

Diluted earnings per share	$0.99	$0.61	$1.60	$1.17

Average common shares outstanding (millions)	21.3	22.6	21.4	22.3

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2008 and 2007
(Stated in Millions of Dollars)

	2008	2007

Operating activities
Net income	$34.3	$26.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15.2	14.1
Amortization	7.0	5.1
Deferred income taxes	3.7	0.1
Stock-based compensation	3.1	1.0
Excess tax benefits from stock-based compensation	(0.5)	(3.0)
Gain on sale of assets	(2.2)	—
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos liabilities, net of insurance receivables	22.5	22.8
Accounts and notes receivable	(32.7)	(17.3)
Inventories	(7.2)	7.0
Accounts payable	6.2	2.9
Other current assets and liabilities	4.7	(4.7)
Other non-current assets and liabilities	1.1	(10.0)

Net cash provided by operating activities	55.2	44.1

Investing activities
Purchases of property, plant and equipment	(26.1)	(19.2)
Proceeds from sales of assets	3.1	—
Proceeds from liquidation of investments	2.6	—
Acquisitions, net of cash acquired	(36.9)	(12.5)
Other	3.1	(0.8)

Net cash used in investing activities	(54.2)	(32.5)

Financing activities
Repayments of debt	(4.0)	—
Common stock repurchase	(50.2)	—
Proceeds from issuance of common stock	0.1	0.5
Excess tax benefits from stock-based compensation	0.5	3.0

Net cash provided by (used in) financing activities	(53.6)	3.5

Effect of exchange rate changes on cash and cash equivalents	0.5	1.7

Net increase (decrease) in cash and cash equivalents	(52.1)	16.8
Cash and cash equivalents at beginning of year	129.2	161.0

Cash and cash equivalents at end of period	$77.1	$177.8

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4.1	$4.0
Income taxes	$15.1	$15.3
Asbestos-related claims and expenses, net of insurance recoveries	$1.8	$3.2

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)

As of June 30, 2008 and December 31, 2007
(Stated in Millions of Dollars)

	June 30,	December 31,
	2008	2007

Current assets
Cash and cash equivalents	$77.1	$129.2
Accounts and notes receivable	206.9	167.6
Asbestos insurance receivable	65.1	70.0
Inventories	83.1	70.3
Other current assets	45.3	55.3

Total current assets	477.5	492.4

Property, plant and equipment	210.8	193.5
Goodwill	235.9	213.8
Other intangible assets	117.0	103.5
Asbestos insurance receivable	272.4	311.5
Deferred income taxes	92.3	90.3
Other assets	71.4	65.3

Total assets	$1,477.3	$1,470.3

Current liabilities
Current maturities of long-term debt	$9.7	$3.6
Accounts payable	90.3	80.1
Asbestos liability	91.8	86.9
Other accrued expenses	108.2	89.8

Total current liabilities	300.0	260.4

Long-term debt	172.6	182.1
Retained liabilities of previously owned businesses	31.4	31.0
Environmental liabilities	18.0	20.4
Asbestos liability	411.1	437.5
Other liabilities	61.7	63.8

Total liabilities	994.8	995.2

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	380.7	427.2
Retained earnings (accumulated deficit)	33.6	(0.7)
Accumulated other comprehensive income	69.5	49.9
Common stock held in treasury, at cost	(1.5)	(1.5)

Total shareholders’ equity	482.5	475.1

Total liabilities and shareholders’ equity	$1,477.3	$1,470.3

EnPro Industries, Inc.
Segment Information (Unaudited)

For the Quarters and Six Months Ended June 30, 2008 and 2007
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Sealing Products	$136.9	$118.3	$260.5	$233.9
Engineered Products	144.8	108.3	277.9	214.6
Engine Products and Services	35.8	28.2	62.3	53.8

	317.5	254.8	600.7	502.3
Less intersegment sales	(0.7)	(0.4)	(0.8)	(0.6)

	$316.8	$254.4	$599.9	$501.7

Segment Profit
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Sealing Products	$31.2	$22.1	$52.7	$43.5
Engineered Products	21.9	18.4	43.7	37.2
Engine Products and Services	4.5	3.4	8.0	5.4

	$57.6	$43.9	$104.4	$86.1

Segment Profit Margin
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Sealing Products	22.8%	18.7%	20.2%	18.6%
Engineered Products	15.1%	17.0%	15.7%	17.3%
Engine Products and Services	12.6%	12.1%	12.8%	10.0%

	18.2%	17.3%	17.4%	17.2%

Reconciliation of Segment Profit to Net Income
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Segment profit	$57.6	$43.9	$104.4	$86.1
Corporate expenses	(12.4)	(8.2)	(21.8)	(17.0)
Asbestos-related expenses	(12.2)	(13.1)	(24.3)	(26.0)
Gain on sale of assets	2.2	—	2.2	—
Interest income (expense), net	(1.2)	0.2	(2.1)	0.1
Other expense, net	(1.9)	(0.8)	(5.3)	(1.7)

Income before income taxes	32.1	22.0	53.1	41.5
Income tax expense	(11.0)	(8.2)	(18.8)	(15.4)

Net income	$21.1	$13.8	$34.3	$26.1

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and
Other Selected Items to Net Income (Unaudited)

For the Quarters and Six Months Ended June 30, 2008 and 2007
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended June 30,
	2008		2007
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$29.4	$1.38	$22.8	$1.01

Adjustments (net of tax):

Asbestos-related expenses	(7.7)	(0.36)	(8.2)	(0.36)

Restructuring costs	(0.5)	(0.02)	(0.8)	(0.04)

Warranty claim settlement	1.6	0.07	—	—

Gain on sale of assets	1.4	0.07	—	—

Proxy related expenses	(0.6)	(0.03)	—	—

CEO transition costs	(2.5)	(0.12)	—	—

Impact	(8.3)	(0.39)	(9.0)	(0.40)

Net income	$21.1	$0.99	$13.8	$0.61

	Six Months Ended June 30,
	2008		2007
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$52.4	$2.45	$43.8	$1.97

Adjustments (net of tax):

Asbestos-related expenses	(15.2)	(0.71)	(16.2)	(0.73)

Restructuring costs	(1.3)	(0.06)	(1.5)	(0.07)

Warranty claim settlement	1.6	0.07	—	—

Gain on sale of assets	1.4	0.07	—	—

Proxy related expenses	(2.1)	(0.10)	—	—

CEO transition costs	(2.5)	(0.12)	—	—

Impact	(18.1)	(0.85)	(17.7)	(0.80)

Net income	$34.3	$1.60	$26.1	$1.17

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or discontinued operations. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The pre-tax amounts for the asbestos-related expenses are separately presented in the accompanying consolidated statements. The restructuring costs, warranty claim settlement and gain on sale of assets are included as part of other operating expense (income), the proxy related expenses are included in other (non-operating) expense and the CEO transition costs are included in selling, general and administrative expenses. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.